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                                                                    Exhibit 99.2


                    Cabot Contact:    James  P. Kelly
                                      Director, Investor Relations
                                     (617) 342-6244
                                      JIM_KELLY@CABOT-CORP.COM

                    Vishay Contacts:  Richard N. Grubb
                                      Executive Vice President and
                                      Chief Financial Officer
                                      or Robert A. Freece, Senior Vice President
                                           (610) 644-1300

FOR IMMEDIATE RELEASE



           CABOT CORPORATION AND VISHAY INTERTECHNOLOGY, INC. ANNOUNCE
                         RESOLUTION OF CONTRACT DISPUTE

Boston, MA - June 6, 2002 - Cabot Corporation (NYSE:CBT) and Vishay Intertechnology, Inc. (NYSE:VSH) announced today that they have achieved an amicable resolution of the pending legal dispute relating to their long-term tantalum supply contracts by agreeing to amend the contracts. The minimum total value of the contracts is approximately $425,000,000. In addition, one of the supply contracts has been extended through 2006. The amended agreements should continue to provide substantial value and benefit to both parties. Spokespersons for the two companies stated: "We have worked together to negotiate amended agreements which recognize the realities of today's market conditions and confirm Vishay's obligation to purchase specified quantities of product at regular intervals throughout the terms of the contracts. These amended agreements bring stability to Cabot's tantalum business and provide Vishay with a reliable source of tantalum for its capacitor business."

Cabot Corporation is a global specialty chemicals and materials company and is headquartered in Boston, Massachusetts. Cabot's major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot has approximately 4,200 employees in more than 45 manufacturing plants and offices located in 23 countries around the world. The website address is WWW.CABOT-CORP.COM.

Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected Ics) and passive electronic components (resistors, capacitors, inductors). The Company's components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has plants in fourteen countries employing over 20,000 people. Vishay can be found on the Internet at HTTP://WWW.VISHAY.COM.

The foregoing press release includes forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, market supply and demand conditions, fluctuations in currency exchange rates, costs of raw materials, patent rights

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of others, stock market conditions, demand for our customers' products, competitors' reactions to market conditions, the outcome of pending litigation and other factors. Cabot and Vishay disclaim any current intention to update any forward-looking statements or reflect events or circumstances after the date of this press release.

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